UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 20, 2017 (June 16, 2017)

TIVITY HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

______________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Under the terms of the indenture governing 1.50% Cash Convertible Senior Notes due 2018 (the "Convertible Notes") issued by Tivity Health, Inc. (the "Company"), $150 million original aggregate principal amount, that mature on July 1, 2018, the Convertible Notes become convertible into cash during any calendar quarter (and only during such calendar quarter), if the last reported sale price of the Company's common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to $25.3032 per share. This condition was satisfied on June 16, 2017 for the calendar quarter ending June 30, 2017, and accordingly, the Convertible Notes will be convertible at any time at the option of the holders during the period that commences on July 1, 2017 and terminates on September 30, 2017.  The initial cash conversion rate is 51.3769 shares of the Company's common stock per $1,000 principal amount of the Convertible Notes (equivalent to an initial conversion price of $19.4640 per share of common stock). The settlement on any Convertible Notes surrendered for conversion during this period will occur on the third business day following the end of the applicable "Observation Period" with respect to such conversion (i.e., the period that begins on the date that a holder surrendered the Convertible Notes for conversion in accordance with the requirements of the indenture and ends on the 80th consecutive trading day following such date). The indenture requires the Company to satisfy the entire settlement amount for any conversions (determined in accordance with the provisions of the indenture) in cash, and the notes are not convertible into the Company's common stock or any other securities under any circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVITY HEALTH, INC.

By:	/s/ Adam Holland
Name: Adam Holland
Title: Chief Financial Officer

Date:  June 20, 2017